Exhibit 10.15

CERTAIN INFORMATION CONTAINED IN THIS EXHIBIT, MARKED BY [***], HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE THE REGISTRANT HAS DETERMINED THAT IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

EXCLUSIVE
PATENT LICENSE AGREEMENT

For

PI3Kα BREAKERS

Between

LAWRENCE LIVERMORE NATIONAL SECURITY, LLC

and

THERAS, INC.

LLNL Case No. TL02797

Lawrence Livermore National Laboratory
Innovation and Partnerships Office
P.O. Box 808, L-779
Livermore, CA 94551

i

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LIMITED EXCLUSIVE PATENT LICENSE AGREEMENT

THIS LIMITED EXCLUSIVE PATENT LICENSE AGREEMENT (this “Agreement”) is entered into by and between Lawrence Livermore National Security, LLC, a Delaware limited liability company (“LLNS”), and TheRas, Inc., a Delaware corporation (“Licensee”) which is a subsidiary of BridgeBio Pharma; each referred to individually as a “Party,” and collectively as the “Parties.”

BACKGROUND

A.	LLNS manages, operates and conducts research and development at Lawrence Livermore National Laboratory (“LLNL”), a Federally Funded Research and Development Center, for the U.S. Government under Contract No. DE-AC52-07NA27344 (“Contract 44”) with the U. S. Department of Energy (“DOE”). Rights in inventions and technical data made in the course of LLNS’ research and development at LLNL are governed by the terms and conditions of Contract 44.

B.	Certain inventions (“Inventions”) relating to KRAS G12C Inhibitors have been developed in the course of research and development at LLNL and Licensee, under that certain Cooperative Research & Development Agreement (CRADA) (TC02290), dated May 22, 2018, as amended, and constitute subject inventions that are jointly owned pursuant to the terms of such CRADA.

C.	DOE and LLNS desire that such Inventions be developed and utilized to the fullest extent possible so as to enhance the accrual of economic and technological benefits to the U.S. domestic economy, and is therefore willing to grant an exclusive license to Licensee, within the Field of Use and Territory specified below, to LLNS’ interest in the Patent Rights that protect the Inventions.

D.	Licensee desires to obtain from LLNS certain limited exclusive rights for the commercial development, manufacture, use, and Sale of the products utilizing the Inventions within the Field of Use and Territory specified below.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE 1: DEFINITIONS

As used in this Agreement, the following terms, whether used in the singular or plural, shall have the following meanings:

1.1	“Affiliate” means any person or entity that, directly or indirectly, Controls, is Controlled by, or is under common Control with Licensee or its sublicensee(s). For avoidance of doubt, Affiliates are not included within the definition of “Licensee.”

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1.2	“Control” (including its variants, “Controlled” and “Controlling”) means the power to direct the management and policies of an entity, directly or indirectly, whether through the ownership of voting securities, other equity ownership interests, by contract or otherwise. Without limiting the generality of the foregoing, Control is deemed to exist where a person or entity: (a) has actual, present capacity to elect a majority of the board of directors (or similar governing body members) of an entity; or (b) owns or controls more than fifty percent (50%), on a fully diluted basis, of an entity’s voting securities or other equity ownership interests.

1.3	“Change of Control” means any transaction or series of related transactions (including without limitation, mergers, stock acquisitions, reorganizations, and consolidations) in which the persons or entities holding a Controlling interest in Licensee immediately before the transaction(s) cease to hold a Controlling interest in Licensee immediately after the transaction(s). Customary financing transactions (e.g., angel or venture capital investments, preferred stock issuances, pledges of stock as security for loans, etc.) will not by themselves constitute a Change of Control or assignment for purposes of this Agreement, provided that the transaction(s) are actually intended to be financing transactions and not as indirect or step transaction acquisitions.

1.4	“Effective Date” means the date of execution by the last signing Party.

1.5	“Field of Use” means all fields of use.

1.6	“FCS” means the First Commercial Sale or other exploitation of any Licensed Invention by Licensee or its sublicensee(s) for the purpose of determining Net Sales by Licensee.

1.7	“Joint Venture” means any separate entity established pursuant to an agreement between a third party and Licensee and/or its sublicensee(s) to constitute a vehicle for a joint venture, in which the separate entity manufactures, uses, purchases, Sells, or acquires Licensed Products or Licensed Services from Licensee or its sublicensee(s). For avoidance of doubt, Joint Ventures are not included within the definition of “Licensee.”

1.8	“Licensed Invention” means any Licensed Method, Licensed Product, or Licensed Service.

1.9	“Licensed Method” means any process or method the practice of which, but for the license granted in this Agreement, would directly or indirectly infringe, or contribute to or induce the infringement of, any Patent Rights were they issued at the time of the infringing activity.

1.10	“Licensed Product” means any device, apparatus, compound, composition of matter, product-by-process, kit, system, material, algorithm, article of manufacture, or other product the manufacture, use, Sale, offer for Sale, or import of which, but for the license granted in this Agreement, would directly or indirectly infringe, or contribute to or induce the infringement of, any Patent Rights were they issued at the time of the infringing activity, or would require the performance of the Licensed Method.

1.11	“Licensed Service” means the use of any Licensed Product or the practice of any Licensed Method to provide a service.

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1.12	“Net Sales” means: [***].

1.13	“New Developments” means inventions, or claims to inventions, which constitute advancements, developments, or improvements, whether or not patentable and whether or not the subject of any patent application, which are not sufficiently supported by the specification of a previously filed patent or patent application within the Patent Rights to be entitled to the priority date of the previously filed patent or patent application.

1.14	“Other Sublicense Consideration” means [***].

1.15	“Patent Costs” means all costs of preparing, filing, prosecuting, and maintaining patent applications and patents for the Inventions, including without limitation, any costs that may be incurred for patentability or freedom-to-operate analyses, reexaminations, reissues, interferences, derivations, oppositions, post-grant reviews, inter partes reviews, patent appeals to a court or government agency, pursuit of patent term extension, and inventorship determinations.

1.16	“Patent Rights” means the Valid Claims of, to the extent assigned to or otherwise obtained by LLNS, (a) the United States patents and patent applications (and resulting patents), and foreign patents and patent applications (and resulting patents), if any, listed in Exhibit A, as well as further patent applications filed within the Paris Convention year of the patent applications listed in Exhibit A and with claims to additional compounds or sub-genera that fall within the scope of the genus described in the provisional applications listed and/or claiming priority benefit of the provisional applications in Exhibit A that are, as of the effective date of this agreement, still within their Paris Convention year; (b) any reissue, reexaminations, extensions, continuation, division, and continuation-in-part applications of any patent or patent application set forth in subclause (a), and/or any patents issuing thereon, but only to the extent that Valid Claims in the continuation-in-part applications and patents issuing thereon are directed to an invention disclosed in the patent applications and patents set forth in subclause (a) and entitled to the priority date of the parent application; and (c) all counterpart foreign and U.S. patent applications and patents to those set forth in subclauses (a) and (b). “Patent Rights” does not include any rights in or to New Developments.

1.17	“Proprietary Information” means all information that is disclosed hereunder by one Party (“Discloser”) to the other Party (“Recipient”), provided that when disclosed the information is in a written or other permanent form and is identified as Proprietary Information by clear and conspicuous markings. If the information is first disclosed orally, to be considered Proprietary Information it must be reduced to writing or some other physically tangible form, marked and labeled as proprietary by Discloser, and delivered to Recipient within [***] after the oral disclosure.

1.18	“Sale” means the act of selling, leasing, or otherwise transferring, providing, or furnishing for use for any consideration (but for avoidance of doubt, excluding sublicenses). Correspondingly, “Sell” means to make or cause to be made a Sale, and “Sold” means to have made or caused to be made a Sale.

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1.19	“Territory” means worldwide where Patent Rights are available.

1.20	“Valid Claim” means a claim of a patent or patent application that (a) has not expired; (b) has not been disclaimed; (c) has not been canceled, or if canceled has been reinstated; (d) has not been revoked, held invalid, or otherwise declared unenforceable or not allowable by a tribunal or patent authority of competent jurisdiction over such claim from which no further appeal has or may be taken; and (e) has not been pending for [***].

ARTICLE 2: GRANT

2.1	LLNS hereby grants to Licensee, subject to the provisions of this Agreement, a limited exclusive license, under LLNS’ interest in the Patent Rights, to make, have made, use, import/export, develop, Sell, offer to Sell, and have Sold Licensed Products and Licensed Services, and to practice and have practiced the Licensed Methods, solely within the Field of Use and the Territory, with the right to sublicense others under the terms of Article 3.

2.2	Licensee acknowledges that no license is granted or implied hereunder and shall not make, have made, use, offer to Sell, Sell, have Sold, dispose of or import Licensed Products or Licensed Services, or practice the Licensed Methods, outside the Field of Use.

2.3	All rights not expressly granted to Licensee herein with respect to the Patent Rights are expressly reserved to LLNS.

2.4	LLNS expressly reserves the right to (a) make, have made, use, and have used Licensed Invention(s) for any purpose permitted under Contract 44, including, but not limited to, Cooperative Research and Development Agreements, Strategic Partnership Project Agreements (formerly known as Work for Others Agreements), User Facility Agreements, research, and education, and to allow others to do so, provided such others’ use is solely for non-commercial governmental, educational, or non-clinical research purposes; and (b) subject to Section 23.6, publish any and all technical data resulting from any research performed by LLNS relating to the Inventions.

2.5	The U.S. Government has a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced throughout the world, for or on behalf of the U.S. Government, inventions covered by the Patent Rights, and has certain other rights under 35 U.S.C. §§ 200-212 and applicable implementing regulations.

2.6	Under 48 CFR 970.5227-12(j) (March-In Rights), the DOE has the right to (a) require Licensee to grant a nonexclusive, partially exclusive, or exclusive license under its interest in the Patent Rights to a responsible applicant or applicants, upon terms that are reasonable under the circumstances; or (b) if Licensee refuses, to grant such a license itself pursuant to the requirements set forth in 48 CFR 970-5227-12(j).

2.7	In addition to all other rights and remedies available to LLNS at law or in equity for the breach of any contractual obligations hereunder, LLNS will have the immediate right to seek any remedy available to it at law or equity, including but not limited to, seeking injunctive and other provisional relief, as well as, subject to Article 10, seeking such additional remedies as may be otherwise available to it for infringement of its Patent Rights.

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ARTICLE 3: SUBLICENSES

3.1	LLNS also hereby grants to Licensee, so long as it retains exclusive rights under this Agreement, the right to issue sublicenses through no more than two (2) tiers of sublicensees under the rights and licenses granted to Licensee in Article 2 where LLNS may lawfully grant such licenses. For the avoidance of doubt, Affiliates and Joint Ventures shall have no licenses under the Patent Rights unless such Affiliates and Joint Ventures are granted a sublicense; provided, however, that sublicenses to Affiliates and Joint Ventures shall be disregarded solely for purposes of the above two-tier sublicense limitation. [***].

3.2	All sublicenses will be in writing and will include terms and conditions sufficient to enable Licensee to comply with its obligations, and to protect the rights of LLNS and the U.S. Government, under this Agreement. Licensee will include in each sublicense a notice informing the sublicensee of LLNS’ rights under Section 8.8.

3.3	Licensee also will pay to LLNS the percentage, specified in Exhibit C, of any Other Sublicense Consideration Licensee receives for the grant of rights under each sublicense agreement pursuant to this Article 3.

3.4	Licensee shall be responsible to LLNS for any acts or omissions of its sublicensees with respect to the sublicensees’ exercise of the Patent Rights.

3.5	Sublicensees will be required to carry the insurance requirements specified under Article 13.

3.6	Licensee will notify LLNS of each sublicense granted hereunder and provide LLNS, subject to obligations of confidentiality, the Licensee may have with any sublicensee, with a copy of each sublicense within [***] of issuance of the sublicense; provided, that if a sublicense is included within a larger agreement that addresses other subject matter, Licensee may provide a redacted copy of such larger agreement showing only the sublicensing provisions and other provisions in the agreement to the extent reasonably necessary to establish Licensee’s conformance with the terms of this Agreement. Licensee guarantees all monies and Other Sublicense Consideration due LLNS from the sublicensees. Licensee will require sublicensees to provide it with copies of all progress reports and royalty reports consistent with the provisions in this Agreement, and Licensee will collect and deliver to LLNS all such reports due from sublicensees.

3.7	If Licensee is unable or unwilling to serve or develop a potential market or market territory within the Field of Use and the Territory for which there is a company willing to be a sublicensee, Licensee will, upon LLNS’ written request, endeavor to negotiate in good faith a sublicense with any such company in such market or territory. The determination to grant a sublicense may be based on Licensee’s business interests. Licensee will provide LLNS with written justification for denying any such sublicense. Failure to conclude any such sublicense shall not be considered a breach of this Agreement by Licensee so long Licensee can demonstrate that it has acted in good faith to comply with this paragraph.

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ARTICLE 4: DILIGENCE

4.1	Licensee, upon execution of this Agreement, will proceed to use commercially reasonable efforts to develop, manufacture, and Sell Licensed Inventions and will endeavor to market the same in quantities sufficient to meet the market demands therefor.

4.2	To be in compliance with this Article 4, Licensee will use commercially reasonable efforts to meet the Performance Obligations set out in Exhibit B.

ARTICLE 5: FEES AND ROYALTIES

5.1	In partial consideration for the rights, privileges and license granted under this Agreement, Licensee will pay to LLNS the fees, royalties and/or other consideration set forth in, and at the times specified in, Exhibit C.

5.2	Earned royalty payments are to be calculated based on Net Sales accrued up to the last day of the most recently completed quarter and are due on the dates specified below:

[***].

5.3	All payments due LLNS must be calculated and paid in U.S. currency at the address set forth in Article 15. If any Net Sales are invoiced in foreign currency, Licensee will convert such Net Sales into U.S. currency before calculating royalties or other amounts due LLNS. Such currency conversion shall be at the exchange rate for the foreign currency prevailing as of [***], as reported in The Wall Street Journal®.

5.4	License issue fees, annual fees, royalty payments, and all other payments owed to LLNS will not be reduced by any taxes, fees, or other charges.

5.5	No royalty as provided in this Article 5 will be collected or paid hereunder to LLNS on Licensed Inventions Sold to, or otherwise exploited for the account of, the United States Government (or those acting on its behalf).

5.6	Unless specifically stated elsewhere in this Agreement, the fees set forth in this Article 5, whether paid in cash or other in-kind consideration, are not refundable, not creditable, and not an advance against any future royalties or other payments required under this Agreement.

5.7	Licensee’s obligations to pay royalties under this Agreement will not be lessened or otherwise modified as the result of any Patent Rights (or any claims contained therein) expiring or being held invalid by a court of competent jurisdiction so long as one or more Valid Claims within the Patent Rights continue to apply to the Licensed Inventions.

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5.8	In the event any fees, royalty payments or other amounts owed to LLNS under this Agreement are not received by LLNS when due, Licensee will pay to LLNS the amount due plus [***] from the date payment was due until the date actually received by LLNS. Such interest accrual is in addition to, and not in lieu of, any other rights LLNS may have under this Agreement with respect to Licensee’s late payments.

5.9	If LLNS pursues legal means to collect payments owed by Licensee then, in addition to the amounts owed, Licensee will reimburse LLNS for all costs and expenses that it incurs to collect such amounts, including without limitation attorneys’ fees and court costs.

ARTICLE 6: REPORTS

6.1	Progress Reports. Licensee will submit to LLNS a [***] progress report, on [***], covering activities by Licensee and its sublicensees related to the development, testing, and commercialization of all Licensed Inventions. [***], Licensee will submit progress reports to LLNS [***]. If this Agreement expires or is terminated for any reason, Licensee will submit a final progress report within [***] after such expiration or termination.

6.2	First Commercial Sale. Within [***] after Licensee’s or its sublicensee’s FCS, Licensee will submit to LLNS a report setting forth the details of such Sale or other exploitation.

6.3	Royalty Reports. After the FCS, Licensee will submit [***] royalty reports to LLNS. If no Sale, sublicense, or use of Licensed Inventions has been made during a reporting period, a royalty report, or other statement to that effect must nonetheless be submitted to LLNS. Royalty reports are due at the times specified in Section 5.2 for royalty payments for as long as this Agreement is in effect.

6.4	Report Format. All reports submitted pursuant to this Article 6 will be substantially in the applicable format set forth at https://ipo.llnl.gov/resources (or any successor website) and will provide the information requested therein. All reports will be signed by Licensee’s Chief Executive Officer or Chief Financial Officer, attesting to the accuracy and completeness of the information in the report. Reports appropriately marked by Licensee will be treated by LLNS as Proprietary Information pursuant to Article 23.

ARTICLE 7: BOOKS AND RECORDS

7.1	Licensee will keep books and records accurately showing all Licensed Inventions manufactured (including place of manufacture), used, offered for Sale, imported, Sold, and/or otherwise exploited by Licensee and any sublicensees; all payments received by Licensee for the same; and all payments due LLNS. Such books and records will be preserved for at least [***] after the date of the payment to which they pertain and will be open to examination by representatives or agents of LLNS during regular business hours upon not less than [***] advance written notice by LLNS to determine their accuracy and assess Licensee’s compliance with the terms of this Agreement.

7.2	The fees and expenses of LLNS’ representatives performing the inspection and audit will be borne by LLNS. However, if the audit discloses an error in royalties or other payments owed to LLNS of more than [***] of the amounts owed to LLNS, then Licensee will pay the reasonable fees and expenses of said representatives within [***] after receipt of invoice from LLNS, together with any underpayment and interest accrued thereon pursuant to Section 5.8.

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7.3	Licensee will provide LLNS with [***] of Licensee, including, at a minimum, [***]. Licensee will provide [***] if available. If [***] are not available, Licensee will provide [***] to LLNS, but with a written attestation from Licensee’s [***] as to the accuracy and completeness of the [***]. Such [***] will be due to LLNS within [***].

ARTICLE 8: TERM AND TERMINATION

8.1	This Agreement is in full force and effect from the Effective Date and will continue on a country-by-county and Licensed Product-by-Licensed Product, Licensed Service-by-Licensed Service, and Licensed Method-by-Licensed Method basis until the expiration of the last to expire of the patents and patent applications included within the Patent Rights covering such Licensed Product, Licensed Service or Licensed Method, as applicable, in such country, unless sooner terminated by operation of law or by acts of either of the Parties in accordance with the terms of this Agreement.

8.2	LLNS may terminate this Agreement or, in its sole discretion, convert the exclusive license granted herein to a nonexclusive license if Licensee: (a) is found to have misrepresented a material fact to induce LLNS to enter into this Agreement; (b) fails to deliver to LLNS any report when due; (c) fails to pay any royalty or fee when due; (d) materially breaches any other term of this Agreement; or (e) becomes insolvent. To exercise its rights, LLNS will give written notice of default to Licensee pursuant to Article 15. If Licensee fails to cure the default to LLNS’ reasonable satisfaction within [***] from the effective date of notification to Licensee, LLNS may, at its option, terminate this Agreement or convert the exclusive license granted herein to a non-exclusive license immediately upon written notice to Licensee.

8.3	LLNS may immediately upon written notice to Licensee, without an opportunity to cure, terminate this Agreement or, in its sole discretion, convert the exclusive license granted herein to a nonexclusive license if: (a) Licensee or its sublicensee, directly or indirectly, commences any legal action to challenge the validity of any of the Patent Rights, to the extent that termination or conversion in such a situation is not prohibited by applicable laws; provided that, if such challenge is initiated by a sublicensee, LLNS shall not have the right to terminate this Agreement, if Licensee terminates such sublicense within [***] of notice of such action; or (b) pursuant to Section 10.1 or Section 14.2 below.

8.4	Licensee will provide notice to LLNS of its intention to file a voluntary petition in bankruptcy, said notice to be received by LLNS as soon as reasonably possible prior to filing such petition. If Licensee becomes aware of another party’s intention to file an involuntary petition in bankruptcy for Licensee, Licensee will notify LLNS as soon as reasonably possible. LLNS may terminate this Agreement, or in its sole discretion, convert the exclusive license granted herein to a nonexclusive license, upon receipt of such notice. Licensee’s failure to provide such notice to LLNS will be deemed a material, pre-petition, incurable breach of this Agreement and the Agreement will terminate automatically on the date of filing such voluntary or involuntary petition in bankruptcy.

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8.5	Licensee may terminate this Agreement for any reason by giving written notice to LLNS. Such termination will be effective [***] from the date of delivery of the notice, and all Licensee’s rights under this Agreement will cease as of that date.

8.6	Expiration or termination by either Party pursuant to this Article 8 does not relieve Licensee of its obligation to pay any royalty or license fees due or owing at the time of termination and does not impair any accrued right of LLNS.

8.7	Upon termination of this Agreement for any reason, [***].

8.8	Upon expiration or termination of this Agreement, Licensee and LLNS will destroy or return any of the other Party’s Proprietary Information in its possession within [***] following the expiration or termination of this Agreement. Licensee and LLNS will provide each other, within [***] following expiration or termination, with written notice that such Proprietary Information has been returned or destroyed. Each Party may, however, retain one copy of such Proprietary Information for archival purposes in non-working files, provided that such retained copies remain subject to the terms of Article 23.

8.9	When this Agreement expires or is terminated for any reason in accordance with the terms hereof, Articles 1, 8, 12, 13, 15, 17, 19, 20, 23, and 24, and Sections 7.1, 7.2 and 11.1 will survive such expiration or termination.

ARTICLE 9: PATENT PROSECUTION AND MAINTENANCE

9.1	LLNS hereby grants to Licensee the exclusive right in the United States and in applicable foreign jurisdictions to prepare, file, prosecute, maintain, reexamine, and reissue patent applications and patents included within the Patent Rights, including, without limitation, managing all interferences, derivations, appeals to the United States Patent Trial and Appeal Board, proceedings in a federal court, reexaminations, post-grant reviews, inter partes reviews, reissues, applications for patent term extension, and cancellations. LLNS will reasonably cooperate with Licensee, including enabling its inventor(s) to cooperate with Licensee, in the prosecution of the Patent Rights, including in the provision of powers of attorney, assignments, oaths, declarations, and other documents necessary to prepare, file, prosecute, maintain, reexamine, and reissue patent applications and patents included within the Patent Rights.

9.2	During the term of this Agreement, Licensee will diligently prosecute and maintain the Patent Rights listed in Exhibit A using counsel reasonably acceptable to LLNS. All Patent Costs associated with such prosecution and maintenance will be borne solely by Licensee and will not be credited against any other amounts owed under this Agreement.

9.3	Licensee will provide LLNS with serial numbers, filing dates, and copies of patent applications; correspondence with patent offices; and all other relevant documentation so that LLNS will be informed of the continuing prosecution and may comment upon such documentation sufficiently in advance of any deadline for filing a response. Any documentation or comments provided by Licensee under this paragraph will be protected by the Parties as Proprietary Information pursuant to Article 23.

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9.4	Licensee will consider in good faith any comments provided by LLNS on any patent application within the Patent Rights.

9.5	Licensee will not, in any jurisdiction, abandon the prosecution of any patent application or the maintenance of any Patent Rights contemplated by this Agreement without providing written notice to LLNS at least [***] prior to the end of the statutory period wherein valid patent protection can still be obtained or maintained in the applicable jurisdiction. LLNS may, in its sole discretion, elect to continue prosecution or maintenance of any Patent Rights that Licensee elects to abandon. All Patent Costs associated with prosecution or maintenance of such abandoned Patent Rights will be borne solely by LLNS. This Agreement will automatically terminate with respect to any Patent Rights abandoned by Licensee.

ARTICLE 10: INFRINGEMENT AND ENFORCEMENT

10.1	If LLNS (to the actual knowledge of the licensing professional responsible for the administration of this Agreement) or Licensee learns of credible evidence or allegations of infringement of any Patent Rights licensed under this Agreement, the knowledgeable party will promptly provide the other Party with (a) written notice of such suspected infringement and (b) any evidence of such suspected infringement available to it (the “Infringement Notice”). Similarly, if LLNS or Licensee learns of any facts which could reasonably be expected to affect the validity, scope, or enforceability of any such Patent Rights, the knowledgeable party will promptly provide the other Party with written notice of such facts. During the period in which, and in the jurisdiction where, Licensee has exclusive rights under this Agreement, neither LLNS nor Licensee will notify any third party (including the alleged infringer) of possible infringement or put such third party on notice of the existence of Patent Rights without first discussing in good faith such possible infringement and a plan of action with the other Party. Pursuant to a mutually agreed upon plan of action, both LLNS and Licensee will use their diligent efforts to cooperate with each other to remedy such alleged infringement without litigation.

10.2	If such efforts to eliminate the infringement without litigation are not successful within [***] after the infringer has been formally notified of the infringement (unless a different time period is agreed by the Parties), Licensee shall have the first right, in its sole discretion and at its sole expense, to bring suit against the infringer. If Licensee elects not to bring suit within [***], LLNS will then have the second right, in its sole discretion and at its sole expense, to bring suit against the infringer. If Licensee brings suit, LLNS may (but shall not be obligated to) join with Licensee in such suit, after consulting with Licensee and subject to the approval by DOE/NNSA. Licensee may not join LLNS as a party to any litigation without LLNS’ express prior written consent, which may be granted or withheld at LLNS’ sole discretion and, if granted, may be subject to additional terms and conditions determined by LLNS and/or DOE/NNSA in their sole discretion. Without limiting the generality of the foregoing, if LLNS is joined as a party, voluntarily or involuntarily, in a suit arising out of this Agreement that is not initiated by LLNS, Licensee will pay any and all costs when and as incurred by LLNS relating to such suit, including but not limited to, attorneys’ fees for counsel selected by LLNS in its sole discretion to represent it in the suit, regardless of the outcome of the suit.

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10.3	Any recovery or settlement, whether compensatory or punitive, received in connection with any suit will first be shared by LLNS and Licensee equally to cover the litigation costs each incurred and next shall be paid to LLNS or Licensee to cover any litigation costs it incurred in excess of the litigation costs of the other (in each case to the extent such costs have not already been reimbursed to LLNS pursuant to Section 10.2).

10.4	Any recovery or settlement in excess of both Parties’ litigation costs (“Excess Recovery”) will be shared as follows: The Party that controls the litigation receives [***] of the Excess Recovery, and the non-controlling Party receives [***] of the Excess Recovery.

10.5	LLNS and Licensee agree to be bound by all determinations of patent infringement, validity, and enforceability (but no other issue) resolved by any judgment in a suit brought in compliance with this Article 10, unless otherwise agreed by the Parties.

10.6	Except as otherwise provided in this Agreement or as otherwise agreed by the Parties, each Party will reasonably cooperate with the other in litigation proceedings relating to or arising out of this Agreement, but at the expense of the Party who initiated the suit.

10.7	Any litigation proceedings will be controlled by the Party bringing the suit, except that LLNS may be represented by counsel of its choice, at Licensee’s expense, if LLNS is joined, voluntarily or involuntarily, in any suit brought by Licensee. Neither Party will settle any claim, suit, or action that it brought under this Article 10 in a manner that could impose any liability or obligation on the other Party (unless fully indemnified hereunder) or that could otherwise reasonably be expected to affect the other Party’s rights or interests, including without limitation any reduction of scope of the Patent Rights, without the prior written consent of the other Party, which consent will not be unreasonably withheld. LLNS’s consent to settlement is subject to approval by DOE/NNSA.

ARTICLE 11: USE OF NAMES, TRADENAMES AND TRADEMARKS

11.1	Licensee will not use in advertising, publicity, press releases, products, services, or other promotional activities any name, trade name, trademark, service mark, logo, or other designation of the DOE; National Nuclear Security Administration; Lawrence Livermore National Security, LLC; Lawrence Livermore National Laboratory; LLNS; or LLNL (including any contraction, abbreviation, or simulation of any of the foregoing) without LLNS’ prior written approval, except for statements and phrases that simply reference the fact that the Inventions were developed in collaboration with LLNL or are licensed from LLNS.

11.2	Licensee will notify LLNS pursuant to Article 15 and provide a copy of any proposed press releases [***] in advance of issue, and incorporate any corrections, clarifications, comments, or suggestions reasonably provided by LLNS within such [***].

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ARTICLE 12: REPRESENTATIONS AND LIMITATION OF WARRANTY

12.1	Licensee represents that (a) it is not a “small business concern” as defined at 15 U.S.C. § 632(a) (or any successor thereto), and agrees that it will promptly notify LLNS if such status changes at any time during the term of this Agreement; (b) it has the lawful right to enter into and perform this Agreement; and (c) it has had an adequate opportunity to review the Patent Rights, or to have them reviewed by its legal counsel or other advisor, and that it has not identified any basis for challenging the validity of the Patent Rights.

12.2	LLNS represents, to the best of its knowledge, as of the Effective Date, that it has the lawful right to enter into this Agreement and to grant the license and other rights set forth herein.

12.3	EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 12, THERE ARE NO OTHER WARRANTIES MADE BY LLNS OR THE UNITED STATES GOVERNMENT HEREUNDER, INCLUDING, WITHOUT LIMITATION ANY EXPRESS WARRANTIES IN CONNECTION WITH THIS AGREEMENT, THE LICENSES GRANTED HEREIN OR THE ASSOCIATED TECHNOLOGY OR PATENT RIGHTS, WHICH ARE PROVIDED BY LLNS TO LICENSEE “AS IS” AND WITH ALL FAULTS, DEFECTS, AND ERRORS. WITHOUT LIMITING THE FOREGOING, LLNS, ON BEHALF OF ITSELF AND THE U.S. GOVERNMENT, HEREBY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, OR NON-INFRINGEMENT OF ANY UNITED STATES OR FOREIGN PATENT, COPYRIGHT, TRADEMARK OR OTHER PROPRIETARY RIGHT.

12.4	Nothing in this Agreement will be construed as:

12.4.1	a warranty or representation by LLNS, the U.S. Government, or Licensee as to the validity or scope of the Patent Rights;

12.4.2	an obligation to bring or prosecute actions or suits against third parties for patent infringement;

12.4.3	conferring by implication, estoppel, or otherwise any license or rights under any patents of LLNS or the U.S. Government other than the Patent Rights; or

12.4.4	an obligation by LLNS or the U.S. Government to furnish any New Developments, know-how, technical assistance, technology, or technological information not expressly set forth in Exhibit A and included in Patent Rights.

12.5	NEITHER LLNS NOR THE U.S. GOVERNMENT WILL BE LIABLE FOR ANY LOST PROFITS, LOSS OF GOODWILL, COSTS OF PROCURING SUBSTITUTE GOODS OR SERVICES, LOST BUSINESS, ENHANCED DAMAGES FOR INTELLECTUAL PROPERTY INFRINGEMENT, OR FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, OR OTHER SPECIAL DAMAGES SUFFERED BY LICENSEE, SUBLICENSEES, JOINT VENTURES, OR AFFILIATES ARISING OUT OF OR RELATED TO THIS AGREEMENT FOR ANY CAUSES OF ACTION OF ANY KIND (INCLUDING TORT, CONTRACT, NEGLIGENCE, STRICT LIABILITY, BREACH OF WARRANTY OR OTHERWISE) EVEN IF LLNS HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. DIRECT DAMAGES RECOVERABLE BY LICENSEE FROM LLNS UNDER THIS AGREEMENT WILL BE LIMITED TO [***].

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ARTICLE 13: INDEMNIFICATION AND INSURANCE

13.1	Licensee will indemnify, hold harmless, and defend LLNS and the U.S. Government, and their respective officers, employees, and agents, from and against any and all third party claims, suits, losses, damages, costs, attorney and other fees, and expenses resulting from, or arising out of, the performance of this Agreement or any sublicense (at all tiers) or the exercise of any licenses or other rights granted herein or therein and any sale by Licensee, its Affiliates or sublicensees (at all tiers), of a Licensed Product, provision of a Licensed Service, or practice of a Licensed Method. This indemnification will include, but will not be limited to, any product liability in any way arising from or related to the Licensed Inventions, and any claim that the Licensed Products, Licensed Services or practice of a Licensed Method infringe upon the intellectual property rights of a third party.

13.2	Licensee, at its sole cost and expense, will insure its activities in connection with this Agreement and obtain, keep in force, and maintain insurance with an insurance company acceptable to LLNS as follows:

13.2.1	While the Licensed Inventions are in a research and development, engineering and prototype stage, up to, but not including a manufacturing stage or any Sales:

Comprehensive or Commercial Form General Liability Insurance (contractual liability included) with limits as follows:

Each Occurrence	[***]

Personal and Advertising Injury	[***]

General Aggregate (commercial form only)	[***]

13.2.2	When the Licensed Inventions are in a manufacturing or Sales stage or the license granted hereunder has been sublicensed:

Comprehensive or Commercial Form General Liability Insurance (contractual liability included) with minimum limits as follows:

Each Occurrence	[***]

Products/Completed Operations Aggregate	[***]

Personal and Advertising Injury	[***]

General Aggregate (commercial form only)	[***]

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13.3	The coverages and limits referred to under Section 13.2 do not in any way limit Licensee’s liability under this Agreement. Within [***] after the Effective Date, Licensee will furnish LLNS with certificates of insurance documenting Licensee’s compliance with the requirements set forth in Section 13.2. Licensee will also provide LLNS with copies of annual renewals within [***] of such renewals. Such certificates will:

13.3.1	Provide for [***] advance written notice to LLNS of any modification or cancellation;

13.3.2	Indicate that LLNS, the U.S. Government, and their respective members, officers, employees and agents are endorsed as additional insureds under the coverages referred to above; and

13.3.3	Include a provision that the coverages will be primary and will not participate with or be excess over any valid and collectable insurance or program of self-insurance carried or maintained by LLNS.

13.4	If any of the required insurance is written on a claims-made form, such coverage must provide a retroactive date of placement that is before or coinciding with the Effective Date.

13.5	If LLNS, in its sole discretion, believes that there will be a conflict of interest or it will not otherwise be adequately represented by counsel chosen by Licensee or its insurer to defend LLNS in accordance with this Article 13, then LLNS may retain counsel of its choice to represent it, and Licensee will pay all expenses for such representation.

ARTICLE 14: ASSIGNMENT AND CHANGE OF CONTROL

14.1	This Agreement is binding upon and will inure to the benefit of LLNS, its successors and assignees, but is personal to Licensee.

14.2	Licensee may not assign any of its rights under this Agreement to any third party (including Affiliates and Joint Ventures) without providing LLNS with [***] prior written notice and obtaining LLNS’ prior written consent, which may not be unreasonably withheld and will be conditioned on payment of the assignment and change of control fee set forth in Exhibit C. It will not be considered unreasonable for LLNS to withhold consent based on its good faith belief that a proposed assignment would raise export control or other national security concerns or if such assignment would require LLNS to obtain approval from DOE. For avoidance of doubt: (i) a Change of Control constitutes an assignment pursuant to this Section 14.2 for which LLNS’ prior written consent is required; and (ii) the assignment provisions of this Section do not apply to Licensee’s sublicensing rights, which are governed by Article 3 of this Agreement. If Licensee assigns its rights under this Agreement or effects a Change of Control without LLNS’ prior consent, LLNS may terminate this Agreement immediately upon written notice to Licensee or its successor or purported assignee.

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ARTICLE 15: NOTICES

15.1	Any notice or payment required to be given to either Party under this Agreement must be in writing and will be deemed to have been properly given and to be effective upon actual receipt by the recipient when personally delivered or sent via first class mail, overnight courier or email. Notices or payments will be sent to Parties at the addresses below, or to other addresses designated in writing by the Parties:

If to Licensee:	If to LLNS (all correspondence and reports):
BridgeBio Pharma	Lawrence Livermore National Laboratory
1800 Owens St.	Innovation and Partnerships Office
San Francisco, CA 94158	P.O. Box 808, L-779
United States	7000 East Avenue, L-779
Attention: [***]	Livermore, CA 94550
Email: [***]	Attention: [***]
Email: [***]

For payments to LLNS (including copies of royalty reports):
Lawrence Livermore National Laboratory
Cash Management, L-435
P.O. Box 5517
Livermore, CA 94551

15.2	Telephone numbers, fax numbers, and email addresses, if any, are given above for purposes of convenience of communication only. Official notices pursuant to this Agreement must be sent pursuant to Section 15.1.

ARTICLE 16: FORCE MAJEURE

16.1	Except for Licensee’s obligation to make any payments to LLNS hereunder when due, the Parties shall not be responsible for any failure or delay to perform due to the occurrence of any events beyond their reasonable control which render their performance impossible or onerous, including, but not limited to biological or nuclear incidents; earthquakes; fires; floods; governmental acts, orders or restrictions; inability to obtain suitable and sufficient labor, transportation, fuel and materials; local, national, or state emergency; power failure and power outages; acts of terrorism; pandemics; strikes; and war.

16.2	Either Party to this Agreement, however, will have the right to terminate this Agreement without penalty upon [***] prior written notice if either Party is unable to fulfill its obligations under this Agreement due to any of the causes specified in Section 16.1 for a period of [***].

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ARTICLE 17: COMPLIANCE WITH LAWS

17.1	Licensee will comply with all applicable United States and foreign laws with respect to the transfer of Licensed Products and Licensed Methods and related technical data and the provision of Licensed Services to foreign countries, including, without limitation, the International Traffic in Arms Regulations (ITAR), the Export Administration Regulations (EAR), and any sanctions and/or anti-boycott rules or regulations in effect during the term of this Agreement.

17.2	Licensee will comply with all applicable international, national, state, regional, and local laws and regulations in performing its obligations hereunder and in its use, manufacture, Sale, or import of the Licensed Products, Licensed Services, or practice of the Licensed Methods.

ARTICLE 18: PREFERENCE FOR UNITED STATES INDUSTRY

In accordance with 35 U.S.C. § 204, Licensee agrees that Licensed Products used or sold in the United States or products produced through the use of Licensed Methods will be manufactured substantially in the United States unless a written waiver is obtained in advance from LLNS, approval for which shall not be unreasonably withheld by LLNS, provided, however, that Licensee acknowledges that LLNS’ approval of any requested waiver will be conditioned on it receiving approval from DOE/NNSA.

ARTICLE 19: DISPUTE RESOLUTION

Except where LLNS is entitled under this Agreement to seek immediate legal or equitable relief, LLNS and Licensee will utilize good faith efforts to promptly resolve any disputes arising from this Agreement, using the assistance of the LLNS Technology Partnership Ombudsman if they deem appropriate. In the event the Parties fail to resolve a dispute within a reasonable period of time, then either Party may commence proceedings in a court of competent jurisdiction.

ARTICLE 20: CHOICE OF LAW AND VENUE

This Agreement will be interpreted and construed in accordance with the laws of the State of California, excluding any choice of law rules that would direct the application of the laws of another jurisdiction, but the scope and validity of any patent or patent application will be governed by the applicable laws of the country of such patent or patent application. Any legal action related to this Agreement will be conducted in the state courts sitting in Alameda County, California, or in the federal courts sitting in the Northern District of California.

ARTICLE 21: PATENT MARKING

Licensee agrees to mark, in accordance with the applicable patent marking statute, all Licensed Products, and their containers, which have been made, used, sold or otherwise transferred to a third party, under the terms of this Agreement.

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ARTICLE 22: GOVERNMENT APPROVAL OR REGISTRATION

If this Agreement or any associated transaction is required by the law of any nation to be either approved, permitted, or registered with any governmental agency, Licensee will assume all legal obligations to do so. Licensee will notify LLNS if Licensee becomes aware that this Agreement is subject to a United States or foreign government reporting, permitting, or approval requirement. Licensee will make all necessary findings and pay all costs including fees, penalties, and all other out-of-pocket costs associated with such reporting, permitting, or approval process.

ARTICLE 23: PROPRIETARY INFORMATION

23.1	Recipient will treat and maintain Discloser’s Proprietary Information using at least the same degree of care as Recipient uses to protect its own proprietary information of a like nature (but not less than reasonable care) for a period of [***] after the initial date of disclosure.

23.2	The Parties may use and disclose Proprietary Information to their employees, agents, consultants, contractors, and, in the case of Licensee, its sublicensees, and in the case of LLNS, to Government officials, provided that such parties are bound by a like duty of confidentiality as that found in this Article 23.

23.3	Nothing contained herein will restrict or impair in any way the right of either Party to use or disclose any Proprietary Information that Recipient: (a) can demonstrate by written records was known to it prior to its disclosure by Discloser; (b) can demonstrate by written records is now, or becomes in the future, public knowledge other than through Recipient’s breach of this Agreement; (c) can demonstrate by written records was obtained lawfully and without restrictions on Recipient from sources independent of Discloser; (d) can demonstrate it has developed independently of Proprietary Information received from the Discloser; or (e) is required to disclose under applicable law, provided in the case of disclosure required by applicable law, that Recipient uses reasonable efforts to give Discloser sufficient notice of such required disclosure to allow Discloser a reasonable opportunity to object to, and to take legal action to prevent such disclosure. LLNS also may disclose the existence of this Agreement and the extent of the grants in Article 2 and Article 3 to a third party that inquires whether a license to the Patent Rights is available.

23.4	This Article 23 supersedes and replaces any nondisclosure or confidentiality agreement that may have been entered into by the Parties prior to the Effective Date with respect to any information that constitutes Proprietary Information subject to this Agreement. Nothing in this Agreement will relieve either Party of any obligation under a separate nondisclosure or confidentiality agreement with respect to Proprietary Information disclosed prior to the Effective Date or to other proprietary information that is unrelated to the subject matter of this Agreement.

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23.5	The Parties may disclose to third parties the existence and terms of this Agreement and the extent of the grant in Article 2, but will not disclose information properly identified as Proprietary Information, if any, except as permitted pursuant to this Article 23.

ARTICLE 24: MISCELLANEOUS

24.1	The headings of the articles and sections of this Agreement are included for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

24.2	No amendment or modification of this Agreement will be binding on the Parties unless made in a writing executed by duly authorized representatives of the Parties. No waiver by either Party of any breach or default of any of the covenants or terms of this Agreement will be deemed a waiver as to any prior, subsequent, or similar breach or default.

24.3	This Agreement, with the attached exhibits, contains all of the terms and conditions agreed upon by the Parties relating to the subject matter of this Agreement and supersedes all prior agreements, negotiations, correspondence, undertakings and communications of the Parties, whether oral or written, respecting that subject matter.

24.4	In the event any one or more of the provisions of this Agreement is held to be invalid, illegal, or unenforceable in any respect, the invalidity, illegality, or unenforceability will not affect any other provisions hereof, and this Agreement will be construed as if such invalid or illegal or unenforceable provisions had never been part of this Agreement.

24.5	This Agreement has been negotiated and prepared jointly by both Parties and shall not be construed for or against any Party.

24.6	The relationship between the Parties is that of independent contractors and nothing in this Agreement is intended to or will establish any partnership, joint venture, employment, franchise, agency, or other form of relationship between the Parties. Neither Party will have, or represent to any third party that it has, any power or authority to bind the other Party or incur any obligations on the other Party’s behalf.

24.7	This Agreement may be executed in counterparts, including by facsimile or email attachment.

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IN WITNESS WHEREOF, both LLNS and Licensee have executed this Agreement by their respective authorized representatives on the day and year hereinafter written.

THERAS, INC.		LAWRENCE LIVERMORE NATIONAL SECURITY, LLC

By:	/s/ Michael Henderson	By:	[***]
(Signature)		(Signature)
Name:	Michael Henderson	Name:	[***]
Title:	Chief Business Officer	Title:	[***]

Date signed: 7/5/2022		Date signed: 07/07/2022 | 4:14 PM PDT

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EXHIBIT A
PATENT RIGHTS

[***]

A-1

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EXHIBIT B
PERFORMANCE OBLIGATIONS

[***]

B-1

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EXHIBIT C
FEES AND ROYALTIES

C.1	License Issue Fee

C.1.1	As partial consideration for this Agreement, Licensee will pay to LLNS a nonrefundable issue fee of Sixty-Five Thousand Dollars ($65,000) (License Issue Fee) to be paid within [***] of the Effective Date.

C.1.2	The License Issue Fee will not be credited against any other royalty or fee due from Licensee to LLNS.

C.1.3	In the event that Licensee grants sublicenses, Licensee will collect [***].

C.2	Earned Royalties

In addition to the License Issue Fee, Licensee will pay LLNS an earned royalty on a country-by-country and Licensed Product-by Licensed Product, Licensed Service-by-Licensed Service, and Licensed Method-by-Licensed Method basis of (i) [***] on all Net Sales by Licensee and any sublicensee for up to and [***], and (ii) [***] on all Net Sales by Licensee and any sublicensee in excess of [***]. Payments of earned royalties will be in accordance with the requirements of Article 5 and Article 6 of this Agreement.

C.3	License Maintenance Fees

Licensee will pay LLNS annual payments of [***] (License Maintenance Fees) until the First Commercial Sale, beginning with [***].

C.4	Minimum Annual Royalties

Licensee will pay to LLNS a minimum annual royalty according to the requirements of Article 5 and the schedule below after the First Commercial Sale. The minimum annual royalty paid to LLNS during a calendar year will be credited against the earned royalty due and owing for the same calendar year.

Calendar year	Minimum annual royalty	Due date
[***]	[***]	[***]

C.5	Assignment Fee

Licensee will pay LLNS an Assignment Fee of [***] pursuant to Article 14 as a condition of such assignment.

C.6	Milestone Payments

Licensee will pay LLNS the following milestone payments: [***].

C.7	Windfall Payment

Licensee will pay LLNS a one-time payment of [***] upon the first time reaching cumulative Net Sales of [***].

C.8	Other Sublicense Consideration

Licensee will pay LLNS [***] of any Other Sublicense Consideration with a cap of [***].

C-1